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                                                                 EXHIBIT 12.2



                        NORTHWEST AIRLINES CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                       PREFERRED STOCK REQUIREMENTS
                            (DOLLARS IN MILLIONS)

                                       THREE MONTHS ENDED     SIX MONTHS ENDED
                                             JUNE 30              JUNE 30
                                       ------------------    --------  -------
                                         1997      1996        1997     1996
                                       --------  --------    --------  -------
EARNINGS:


Income before income taxes             $  222.4  $  331.2    $  327.0  $ 418.9
Less:  Income from less than 50%
  owned investees                           6.4       6.8        13.8     10.6
Add:
  Rent expense representative of
    interest                       (1)     50.4      47.7        97.2     93.8
  Interest expense net of
    capitalized interest                   57.8      62.0       113.8    127.7
  Interest of mandatorily redeemable
     preferred security holder              5.9       6.9        12.0     13.9
  Amortization of debt discount
    and expense                             1.4       3.6         2.6      6.5
  Amortization of interest capitalized      0.7       0.7         1.4      1.5
                                       --------  --------    -------- --------
  ADJUSTED EARNINGS                    $  332.2  $  445.3    $  540.2 $  651.7
                                       --------  --------    -------- --------
                                       --------  --------    -------- --------

FIXED CHARGES AND PREFERRED
  STOCK REQUIREMENTS:

Rent expense representative of
 interest                          (1)  $  50.4   $  47.7    $   97.2 $   93.8
Interest expense net of
  capitalized interest                     57.8      62.0       113.8    127.7
Interest of mandatorily redeemable
  preferred security holder                 5.9       6.9        12.0     13.9
Preferred stock requirements                8.3      21.6        16.4     42.8
Amortization of debt discount
  and expense                               1.4       3.6         2.6      6.5
Capitalized interest                        3.0       1.4         5.4      3.6
                                       --------  --------    -------- --------
  FIXED CHARGES AND PREFERRED
     STOCK REQUIREMENTS                $  126.8  $  143.2    $  247.4 $  288.3
                                       --------  --------    -------- --------
                                       --------  --------    -------- --------

RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK REQUIREMENTS             2.62      3.11        2.18     2.26
                                       --------  --------    -------- --------
                                       --------  --------    -------- --------


(1) Calculated as one-third of rentals, which is considered representative of the interest factor.